EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Clearly Canadian Beverage Corporation

We consent to the use of our report dated March 9, 2007, with respect to the consolidated balance sheet of Clearly Canadian Beverage Corporation as of December 31, 2006 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 9, 2007 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has insufficient working capital to meets its planned business objectives which raise substantial doubt about the ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Chartered Accountants
Vancouver, British Columbia
February 12, 2008